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                         Consent of Independent Auditors

To the Shareholders and Board of Trustees of the Smith Barney Oregon Municipals Fund:

We consent to the incorporation by reference, in this Prospectus and Statement of Additional Information, of our report dated June 13, 2003 on the statement of assets and liabilities, including the schedule of investments, of the Smith Barney Oregon Municipals Fund (the "Fund") as of April 30, 2003, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and financial highlights for each of the years in the five-year period then ended. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-30D.

We also consent to the references to our firm under the headings "Financial highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information.

                                                                        KPMG LLP


New York, New York
August 15, 2003